------                           U.S. SECURITIES AND EXCHANGE COMMISSION                              ------------------------------
FORM 4                                    WASHINGTON, DC 20549                                                 OMB APPROVAL
------                                                                                                ------------------------------
                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                           OMB Number:          3235-0287
[ ] Check this box if no                                                                              Expires:    September 30, 1998
    longer subject to         Filed pursuant to Section 16(a) of the Securities                       Estimated average burden
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the                          hours per response.........0.5
    or Form 5 obligations         Public Utility Holding Company Act of 1935                          ------------------------------
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
   Acres           John               F.       Acres Gaming Incorporated AGAM                   to Issuer (check all applicable)
--------------------------------------------   ----------------------------------------------       Director       X  10% Owner
    (Last)        (First)         (Middle)     3. IRS or Social Security  4. Statement for      ----              ---
 7115 Amigo Street, Suite 150                     Number of Reporting        Month/Year             Officer           Other (specify
--------------------------------------------      Person (Voluntary)          June 2000         ----              --- below)
                  (Street)                                                -------------------   (give title below)
 Las Vegas          NV              89119                                 5. If Amendment,
--------------------------------------------                                 Date of Original   ------------------------------------
    (City)        (State)           (Zip)                                    (Month/Year)
                                                                                             7. Individual or Joint/Group Filing
                                                                          -------------------   (check applicable line)
                                                                                                 X    Form filed by One
                                                                                                ----  Reporting Person
                                                                                                      Form filed by More Than
                                                                                                ----  One Reporting Person
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                         TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Trans-    4. Securities Acquired (A)  5. Amount of        6. Ownership  7. Nature of
    (Instr. 3)                     action      action       or Disposed of (D)          Securities          Form:         Indirect
                                   Date        Code         (Instr. 3, 4 and 5)         Beneficially        Direct        Beneficial
    Common Stock                  (Month/      (Instr. 8)         (A) or                Owned at            (D) or        Ownership
    $.01 Par Value                 Day/   Code    V      Amount   (D)       Price       End of Month        Indirect      (Instr. 4)
                                   Year)  ---------------------------------------       (Instr. 3 and 4)    (I)
                                 06/15/00   G            40,000    D          0         1,798,866           (Instr. 4)
                                                                                          204,288

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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.       Page 1 of 2 (Over)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                    SEC 1474 (7/96)



FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities       Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr.     Acquired (A)     Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/       8)          or Disposed      (Month/Day/                           Secur-
                             ative        Year)                  of (D) (Instr.   Year)                                 ity
                             Security                            3, 4, and 5)                                           (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
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   Stock Option              $6.94                                             ***      6/19/07 Common Stock 7,500
   Stock Option              $3.63                                             ****    11/18/08 Common Stock 2,500
   Stock Option              $1.09                                             ****    12/ 3/09 Common Stock 2,500
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9. Number of           10. Ownership               11. Nature of
   Derivative              Form of                     Indirect
   Securities              Derivative                  Beneficial
   Beneficially            Security:                   Ownership
   Owned at End            Direct (D)                  (Instr. 4)
   of Month                or Indirect (I)
   (Instr. 4)              (Instr. 4)

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   7,500                      I                        By Spouse
   2,500                      I                        By Spouse
   2,500                      I                        By spouse

Explanation of Responses:
*      By self as trustee for the John and JoAnn Acres 1989 Living Trust.
**     Held by a custodian fbo the reporting person's minor children. The reporting person does not exercise any discretionary control over such shares and disclaims any beneficial ownership thereof.
***    Option vests as to 1,875 shars on each of 6/19/97, 6/19/98, 6/19/99 and 6/19/00
****   Option vests AS TO 625 shares on each of 11/18/98, 11/18/99, 11/18/00, 11/18/01
*****  Option vests as to 625 shares on 12/3/99, 12/3/00, 12/3/01, 12/3/02.


                                                            /s/ JOHN F. ACRES, BY REED M. ALEWEL, ATTORNEY IN FACT  7/06/00
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                -------------------------------------------------------- -------
                                                           **Signature of Reporting Person                          Date



Note: File three copies of this Form, one of which must be manually signed.                                                  Page 2
  If space provided is insufficient, see Instruction 6 for procedure.                                               SEC 1474 (7-96)
